Exhibit 4.2

EXECUTION VERSION

Supplemental Indenture to Add Guarantors

FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 2022 (this “Supplemental Indenture”), by and among the parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), Embecta Corp., a Delaware Corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”) and as notes collateral agent under the Indenture referred to below (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of March 31, 2022 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), providing for the issuance of $200,000,000 aggregate principal amount of 6.750% Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that, under certain circumstances, each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guaranteeing Subsidiaries and the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuer, the other Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Issuer and the Guaranteeing Subsidiaries shall be given as provided in the Indenture to such Guaranteeing Subsidiaries, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

Embecta Corp.

300 Kimball Drive

Parsippany, NJ 07054

Attention: Investor Relations

Phone: 1-800-284-6845

Section 3.2. [Reserved].

Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.02 of the Indenture.

Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9. The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.11. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EMBECTA CORP., as Issuer

By:	/s/ Jacob Elguicze
Name: Jacob Elguicze
Title: Chief Financial Officer

BERRA HOLDINGS II LLC
BERRA OPERATIONS LLC
MWB SHELFCO 201 LLC, each as a Guarantor

By:	/s/ Jeffrey Mann
Name: Jeffrey Mann
Title: Secretary

[Signature Page to Supplemental Indenture]

U.S. Bank Trust Company, National Association, as Trustee and as Notes Collateral Agent

By:	/s/ Mark DiGiacomo
Name: Mark DiGiacomo
Title: Vice President

[Signature Page to Supplemental Indenture]